Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with a “[***]” where the information has been omitted from the filed version of the exhibit.

MASTER SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made effective as of the date last signed by all parties below (the “Effective Date”), by and between NuSil Technology LLC, a Delaware limited liability corporation with its principal office at 1050 Cindy Lane, Carpinteria, California 93013 USA (“NuSil”), and Sientra, Inc., a Delaware corporation with a principal place of business at 420 South Fairview Avenue, Suite 200, Santa Barbara, CA 93117 (the “Buyer”). NuSil and Buyer are collectively referred to as the “Parties” or individually as a “Party.”

WHEREAS, NuSil is a global supplier of silicone materials; and

WHEREAS, NuSil and Buyer desire to enter into this Agreement which sets forth the terms and conditions under which NuSil shall supply to Buyer, and Buyer shall purchase from NuSil, the products set forth on Appendix A (the “Products”).

NOW, THEREFORE, in consideration of the foregoing promises, the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.Products. This Agreement shall pertain only to the Products set forth on Appendix A, which may be amended from time to time by mutual written agreement signed by both Parties.

Section 2.Pricing; Minimum Annual Purchase and Payment.

(a)The price for each of the Products and minimum purchase requirement per calendar year (the “Minimum Annual Purchase”) shall be as set forth on Appendix A (the “Set Price”).

(b)[***]

(c)Except as set forth herein, the prices for the Products shall be as set forth in Appendix A which are valid until 31 December 2026 and, in the event that this Agreement is renewed in accordance with Section 4(a), shall be subject to review and adjustment then and annually thereafter however, the Parties further agree that NuSil shall retain the rights to adjust the prices as set forth in Appendix A. In the event of a dispute concerning whether Minimum Annual Purchase has been achieved, the Parties will attempt to resolve such dispute through good faith negotiation. If such negotiations fail to resolve any such dispute, or if the Parties fail

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to agree on the reasons for the discrepancy in accounting, then either Party may refer the matter for final analysis to a single auditor acceptable to both Parties for the purpose of determining the results. Any determination by such auditor shall be final and binding upon the Parties. The cost and expense of such audit shall be borne by Buyer if the auditor determines that the Minimum Annual Purchase has not been achieved or by NuSil if the auditor determines that the Minimum Annual Purchase has been achieved. If the Parties cannot agree on an auditor, then such dispute shall be handled in accordance with the dispute resolution provisions set forth in Section 15. Notwithstanding the foregoing, NuSil may immediately pass through to Buyer in the form of a price increase or decrease any change in the cost of manufacturing the Products due to any revision or updating of the Specifications (as defined below) requested by Buyer and agreed to by NuSil.

(d)NuSil shall issue invoices for the Products sold hereunder to Buyer promptly upon or following delivery of the Products to Buyer or Buyer’s agent. Buyer agrees to pay all such invoices in full within thirty (30) days from the date of the invoice. All payments shall be made in U.S. Dollars. Should Buyer dispute in good faith any of the amounts invoiced, Buyer shall pay all such undisputed amounts within the time period noted above, and the Parties shall address such disputed amounts in accordance with Section 15 below. Late payments for undisputed amounts shall be subject to the lesser of a service charge of one and one-half percent (1.5%) of the amount due per month or the highest rate permitted under applicable law. Buyer shall pay all sales, use, value-added, excise, or similar taxes or duties, if any, and any customs, shipping, delivery, freight or insurance costs applicable to the sale and shipping of the Products. Buyer agrees to reimburse NuSil for any such amounts which NuSil incurs on behalf of Buyer. In lieu of certain tax payments, Buyer may provide NuSil with a tax exemption certificate acceptable to the taxing authorities.

(e)If Buyer’s ability to make payments becomes impaired, NuSil may, in its sole discretion, impose more stringent payment requirements, including but not limited to requiring payment in advance or requiring provision of an irrevocable letter of credit and may demand immediate payment in full for all materials previously delivered in accordance with this Agreement.

Section 3.Forecasts and Orders.

(a)Forecasts. Buyer shall deliver to NuSil within ten (10) business days after the Effective Date Buyer's rolling non-binding forecast of its requirements for the Products for the twelve (12) month period commencing with the first day of the first calendar month after the Effective Date (“Forecast”). Thereafter, and not later than ten (10) days prior to the end of each month (or at such other intervals as Buyer and NuSil mutually agree upon in writing), Buyer shall deliver to NuSil an updated non-binding Forecast of its requirements for the ensuing twelve (12) month period.

(b)Purchase Orders. Buyer shall submit binding orders for the Products to NuSil (i) in year one no less than [***] days prior, and (ii) starting in year two to end of term, [***] days prior to the specified required date of delivery of the Products in a form agreed to

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by the Parties which shall set forth only the Products (by specific SKUs), quantities, price, delivery dates, shipping address and shipping instructions for all Products ordered (“Purchase Orders”). If the Purchase Order is for a quantity of no more than [***] of the most recently applicable Forecast for such period of time (“Conforming Purchase Order”), within five (5) days of receipt of a Purchase Order, NuSil shall send to Buyer a written confirmation (a “Confirmation”) of such Purchase Order (at which point such Purchase Order shall be deemed accepted and shall be binding upon the Parties except as otherwise set forth in this Agreement). If the Purchase Order is for a quantity in excess of [***] of the most recently applicable Forecast for such period of time (“Nonconforming Purchase Order”), within five (5) days of receipt of a Nonconforming Purchase Order, NuSil shall either (i) send Buyer a written Confirmation (at which point such Nonconforming Purchase Order shall be deemed accepted and shall be binding upon the Parties except as set forth in this Agreement); or (ii) propose modifications to the delivery schedule for such Nonconforming Purchase Order, which changes shall be subject to Buyer’s written approval (and upon Burier’s written approval such Nonconforming Purchase Order shall be deemed accepted and shall be binding upon the Parties except as set forth in this Agreement). Each Binding Purchase Order accepted as described herein shall give rise to a binding contract between the Parties for the manufacture and sale of the Products ordered and shall be subject to the terms and conditions of this Agreement, which shall govern and supersede and additional or contrary terms set forth by Buyer or NuSil in a Purchase, Order, draw down, acceptance, Confirmation, invoice or other document. Unless agreed to in writing signed by both Parties, any terms and conditions additional to or different from this Agreement shall be null and void.

Section 4.Term; Renewal; Termination.

(a)This Agreement shall have an initial term commencing on the Effective Date and ending on 31 December 2026 (the “Initial Term”). This Agreement shall thereafter automatically renew for successive term(s) of one (1) year (a “Renewal Term(s)”), unless a Party provides written notice of intent to terminate the Agreement no later than six (6) months prior to expiration of the Initial Term or the then current Renewal Term. The Initial Term and the Renewal Terms, if any, are collectively referred to herein as the “Term.” The termination or expiration of this Agreement shall not, however, eliminate either Party’s obligations to the other arising prior to the effective date of such termination or expiration.

(b)Notwithstanding any of the foregoing in Section 4(a), above, either Party may, by giving written notice of termination to the other Party, immediately terminate and/or suspend its performance under this Agreement without penalty, if the other Party: (i) fails to comply with any of the material provisions of this Agreement, and such condition is not cured within forty-five (45) days after written notice thereof, or (ii) becomes insolvent, is unable to pay its debts as they mature, files for bankruptcy protection, is forced into bankruptcy, is placed under receivership, or makes a general assignment for the benefit of creditors.

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Section 5.Delivery.

(a)All Products shall be delivered Ex Works (Incoterms® 2010) to Buyer or Buyer’s agent at NuSil’s facility. If requested, NuSil will use commercially reasonable efforts to arrange for shipments to Buyer in accordance with Buyer’s shipping instructions as set forth in the applicable Purchase Order. NuSil shall not, however, be responsible to Buyer for the failure to comply with such shipping instructions. Products will be packaged in containers consistent with commercial practices for similar materials, unless Buyer provides specific containers, or Buyer designates the use of specific containers, all of which shall be at Buyer’s sole cost. Shipments will be accompanied by a (i) customer material certification (“CMC”) when Buyer’s particular specifications are set forth in the applicable Purchase Order or (ii) certificate of analysis (“COA”) if Buyer does not set forth particular specifications in the applicable Purchase Order, in each case verifying that the Products comply with the specifications that have been mutually agreed upon in writing by the Parties (the “Specifications”). For purposes of this Agreement, any third party transportation carrier arranged by NuSil is an independent third party and the Parties agree that such carrier is neither an agent nor subcontractor of NuSil.

(b)NuSil shall use commercially reasonable efforts to meet the delivery date specified in a Binding Purchase Order (the “Confirmed Delivery Date”). Any delay in delivery that is less than ten (10) days beyond the Confirmed Delivery Date shall be deemed reasonable. [***].

Section 6.Title and Risk of Loss. Regardless of terms of shipment, title to and risk of loss of the Products shall pass to Buyer when the Products are delivered by NuSil to Buyer or Buyer’s agent at NuSil’s Facility in accordance with Section 5. On all sales where NuSil arranges transportation, no allowances for shortage or damage will be made by NuSil unless Buyer furnishes acknowledgment from the carrier that same occurred in transit in accordance with the timeframes set forth in Section 12. On all sales where Buyer arranges transportation, in the event of loss or damage in transit, Buyer should file its own claim with the carrier.

Section 7.Intellectual Property. The sale of Products to Buyer hereunder shall have no effect on NuSil’s intellectual property rights with respect to its Products. Specifically, NuSil retains all right, title, and interest in and to all intellectual property rights (including, without limitation, any and all patent, trade secret, copyright, trademark, trade dress, and service mark rights) relating to the Products. Buyer agrees to respect all such rights, and to take or permit to be taken no actions which would infringe upon such rights without the express written consent of NuSil.

Section 8.Buyer’s Purchase Obligations.

(a)[***]

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(b)During the Term, Buyer shall promptly notify NuSil of Buyer’s need for a new or additional silicone material or new or additional application of a silicone material and provide the material properties, along with the forecasted volume (“New Material Request”). NuSil will promptly evaluate whether NuSil can provide a material that fulfills the New Material Request and provide a detailed price estimation for the material in question.

(i)[***].

(ii)[***].

(iii)Nothing shall preclude the Parties from continuing to pursue such opportunity beyond the time periods set forth above.

(c)           [***].

(d)          During the Term of this Agreement, NuSil will offer Buyer new silicone formulations or other new material formulations that NuSil believes may be of interest to Buyer and NuSil may offer Buyer a right of first refusal for an exclusive basis. All such NuSil developed silicone formulations (“NuSil Developed Formulations”) shall remain the property of the NuSil, whether such exclusive sale to Buyer of the same is agreed to or not. [***].

(e)This Agreement does not limit NuSil’s right to manufacture or sell, or preclude

NuSil from manufacturing or selling, to any other person, or entering into any agreement with any other person related to the manufacture or sale of the Products and other goods or products

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that are similar to or competitive with the Products. Except as may be agreed to under any exclusive sale arrangement between the Parties, there are no restrictions on Seller’s ability to market, sell or provide the NuSil Developed Formulation to any third party.

Section 9.NuSil’s Manufacturing Obligations.

(a)NuSil shall manufacture the Products for Buyer at its designated manufacturing facilities or such other location as may be agreed to in writing by the Parties.

(b)NuSil shall manufacture the Products in accordance with (i) all applicable laws, rules, regulations and standards now or hereinafter in effect applicable to the Products (the “Applicable Laws”); (ii) the Specifications.

(c)[***].

(d)NuSil shall promptly notify Buyer of any actual or prospective delay in delivery, and NuSil shall obtain Buyer’s approval before making partial deliveries (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 10. Warranties; Disclaimer; and Limitation of Liability.

(a)NuSil warrants to Buyer that: (i) it has the right to convey good title to the Products, free and clear of any lien or encumbrance; (ii) on date of delivery to Buyer, the Products shall (a) conform in all material respects to the Specifications; and (b) be manufactured, packaged, and labeled in accordance with Applicable Laws (including but not limited to compliance with 42 U.S.C. 1320a-7 and 1320c-5 in connection with NuSil’s obligations hereunder). These warranties do not apply to Products which following delivery to Buyer have been subject to any use, formulation, combination, abuse, misuse, accident, modification, improper storage, temperatures above or below acceptable range, alteration or tampering. Buyer shall have the obligation of substantiating the chain of custody of the Products following delivery of the Products to Buyer.

(b)OTHER THAN AS SET FORTH IN SECTION 9(a) ABOVE, NUSIL EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AS TO THE CONDITION OF ANY PRODUCTS INCLUDING, WITHOUT LIMITATION: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE, AND (B) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. BUYER ASSUMES ALL RISK WHATSOEVER AS TO THE RESULT OF THE USE OF

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THE PRODUCTS, WHETHER USED SINGLY OR IN COMBINATION WITH ANY OTHER MATERIALS OR SUBSTANCES. BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES MADE BY NUSIL EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. FAILURE BY BUYER TO GIVE NUSIL WRITTEN NOTICE OF CLAIM WITHIN THIRTY (30) DAYS FROM DATE OF DELIVERY OR, IN THE CASE OF NONDELIVERY, FROM THE DATE FIXED FOR DELIVERY, SHALL CONSTITUTE A WAIVER BY BUYER OF ALL WARRANTY CLAIMS IN RESPECT OF SUCH PRODUCTS. NUSIL ASSUMES NO OBLIGATION OR LIABILITY FOR ANY TECHNICAL ADVICE GIVEN BY NUSIL WITH REFERENCE TO THE USE OF THE PRODUCTS OR RESULTS WHICH MAY BE OBTAINED THEREFROM, AND ALL SUCH ADVICE IS GIVEN AND ACCEPTED AT BUYER’S SOLE RISK.

(c)NUSIL’S MAXIMUM LIABILITY TO BUYER FOR ANY CLAIMS OF ANY TYPE OR KIND ASSERTED BY BUYER OR BY ANY THIRD-PARTY WITH RESPECT TO THE PRODUCTS SOLD HEREUNDER, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR ANY LOSS, COST, EXPENSE OR LIABILITY TO A THIRD PARTY FOR BODILY INJURY, INCLUDING DEATH, OR PROPERTY DAMAGE, SHALL BE LIMITED TO THE PURCHASE PRICE PAID FOR THE PRODUCTS WITH RESPECT TO WHICH SUCH CLAIM IS MADE, SUBJECT IN ALL CASES TO AN AFFIRMATIVE OBLIGATION ON THE PART OF THE CLAIMING PARTY TO MITIGATE ITS DAMAGES.

(d)NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NUSIL SHALL HAVE NO LIABILITY WHATSOEVER TO BUYER OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, HOWEVER CAUSED, AND UNDER ANY THEORY OF LIABILITY WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(e)Buyer warrants to NuSil that (i) Buyer will use the Products in accordance with all applicable supranational, federal, state and local laws and regulations governing the storage, use and maintenance of the Products; (ii) Buyer is not a “Prohibited Person” as defined by the United States Office of Foreign Assets Control; and (iii) the Products supplied by NuSil to Buyer are for Buyer’s internal use only, and Buyer will not repackage, resell or otherwise distribute the Products to third parties.

Section 11. Indemnification.

(a)Buyer shall indemnify, defend, and hold NuSil and its subsidiaries, affiliates and related companies, and their respective owners, officers, directors, employees, and agents harmless from and against any and all loss, cost, expense (including reasonable attorney’s fees and expert fees), liability, judgments, damages, awards, and settlement payments, in connection with or relating to any claims of any type or kind, including for property damage and bodily injury, including death, arising from or relating to the handling, possession, use, or resale by or on behalf of Buyer of any Products, whether such Products are used alone or in combination with other materials or substances, including, without limitation, claims which are asserted by or on

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behalf of (i) Buyer’s current or former employees, contractors, subcontractors, or agents, or (ii) a third-party.

(b)Subject to NuSil’s maximum liability as set forth in Section 9(c) above, NuSil shall indemnify, defend, and hold harmless Buyer and its affiliates and their respective officers, directors, employees, and agents from and against any and all loss, cost, expense (including reasonable attorney’s fees and expert fees), liability, judgments, damages, awards, and settlement payments, in connection with or relating to any third-party claim arising from or relating to NuSil’s breach of its representations and warranties hereunder.

Section 12. Inspection Right and Disputes.

(a)Buyer shall have the right to reject any delivery of Products that do not conform in any material respect to the Specifications by providing written notice to NuSil (a “Non-Conforming Notice”) within thirty (30) days following delivery of such Products, which Non-Conforming Notice shall specify in reasonable detail the alleged non-conformities. If Buyer does not provide such Non-Conforming Notice to NuSil within the thirty (30) day period set forth above, or if Buyer shall have used, processed or modified such Products in any manner, then Buyer shall be deemed to have accepted, and be obligated to pay for such delivery of Products, which shall be deemed to have met the applicable Specifications. During the Term, if any Products are timely rejected by Buyer in accordance with the terms of this Section 12, and such rejected Products are promptly returned to NuSil, then NuSil, at is sole discretion, will either (i) provide replacement Products for the non-conforming Products and reimburse Buyer for the out-of-pocket costs incurred by Buyer in returning such non-conforming Products to NuSil, or (ii) provide a credit or refund of the purchase price and associated costs to Buyer. The foregoing rights of Buyer shall constitute Buyer’s exclusive remedy in the event any non-conforming Products are delivered to Buyer. The acceptance by Buyer of any non-conforming Products shall not affect the right of Buyer to reject any future non-conforming Products delivered by NuSil to Buyer pursuant to this Agreement.

(b)In the event of a dispute concerning whether a Product is non-conforming, the Parties will attempt to resolve such dispute through good faith negotiation between their respective quality organizations. If such negotiations fail to resolve any such dispute, or if the Parties fail to agree on the reasons for the nonconformance of the Products, then either Party may refer the matter for final analysis to a specialized independent laboratory acceptable to both Parties for the purpose of determining the results. Any determination by such laboratory analysis shall be final and binding upon the Parties. The cost and expense of such laboratory shall be borne by Buyer if the laboratory determines that the Products meet the requirements of this Agreement or by NuSil if the laboratory determines that the Products do not meet the requirements of this Agreement. If the Parties cannot agree on such a laboratory, then such dispute shall be handled in accordance with the dispute resolution provisions set forth in Section 15.

(c)Claims for shortages of less than one-half of one percent (0.5%) of the gross weight of any individual bulk shipment will not be allowed. NuSil's weights taken at the point of

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delivery shall be conclusively deemed accurate, absent manifest error.
Section 13. Confidential Information.

(a)Buyer and NuSil have executed a separate Mutual Confidentiality Agreement [***] (the “NDA”), a copy of which is attached hereto as Appendix B. Confidential Information (as defined in the NDA) and disclosure of such information in connection with this Agreement shall be governed by NDA. The terms of this Agreement and the attachments hereto are Confidential Information subject to the terms of the NDA.

(b)Notwithstanding any other provision in this Agreement, each Party acknowledges that a breach of the provisions of the NDA shall result in immediate and irreparable harm to the other and that money damages alone would be inadequate to compensate such Party. Therefore, in the event of a breach of the NDA by either Party, the other Party may, in addition to other remedies under this Agreement, seek injunctive relief prohibiting the breach or threatened breach or compelling specific performance without the need to post a bond in connection therewith.

Section 14. Force Majeure. Except for Buyer’s obligation to timely pay NuSil for amounts owed pursuant to this Agreement, neither Party shall be liable to the other for the failure or delay in performing any obligation under this Agreement if and to the extent such failure or delay is by reason of any event or cause beyond the reasonable control of a Party, including, but not limited to, fire, storm, flood, earthquake, explosion, accidents, terrorist attack, disruption of markets, acts of God, riots, public disorders, strikes, labor disputes, transportation embargoes or delays, shortages of materials or machinery, failure of a communications or Internet provider; transportation delays; shortage of or inability to secure labor, fuel, energy, materials, or supplies at reasonable prices or from regular sources, or acts or regulations or priorities of the government or branches or agencies thereof (a “Force Majeure”). The failure or delay in performing an obligation under this Agreement due to a Force Majeure shall last for no longer than the period of such Force Majeure. If, by reason of a Force Majeure, the quantities reasonably available to NuSil of either (a) the Products or (b) any materials used in the production of such Products shall be less than its total needs for NuSil’s own use and for sale, NuSil may allocate its available supply of any such Products and materials among its existing or prospective purchasers and/or its own departments, divisions and subsidiaries in such manner as NuSil deems proper, without thereby incurring liability for failure to perform under this Agreement, and Buyer waives any right to assert a claim against NuSil in respect thereof.

Section 15. Miscellaneous.

(a)Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing signed by the sender, and shall be deemed duly given (i) on the date delivered if personally delivered, (ii) on the date sent by telecopier with confirmation by the transmitting machine showing that the proper number of pages were transmitted without error, (iii) on the business day after being sent by a recognized overnight mail service which utilizes a written or electronic form of receipt for next day or next business

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day delivery, or (iv) five (5) business days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the following addresses:

If to NuSil:NuSil Technology LLC

[***]

[***]

Attention: Administrator - Contracts

With copy to:	NuSil Technology LLC [***] [***] [***] [***] Attention: General Counsel

If to Buyer:Sientra, Inc.

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Attention: Vice President, Operations

With a copy to:

Sientra, Inc.

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Attention: General Counsel

or to such other address as any Party hereto shall notify the other Parties hereto (as provided above) from time to time. Notice by e-mail alone shall not be deemed as sufficient notice pursuant to this Agreement.

(b)Export Control and Compliance with Laws, Rules and Regulations. Each Party shall comply with all applicable export control laws, rules and regulations, and with all other laws, rules and regulations applicable to the sale and purchase and use, as appropriate, of the Products.Each Party shall indemnify, defend and hold the other Party harmless with respect to non-compliance with such laws and regulations.

(c)Governing Law. This Agreement, and any and all disputes, claims and controversies directly or indirectly arising from or relating to this Agreement will be governed by and construed under the laws of the State of Delaware, USA, without reference to its conflicts of law principles. The Parties hereby expressly exclude the application of The United Nations Convention on Contracts for the International Sale of Goods to this Agreement, including, without limitation, Article 35(2) thereof.

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(d)Survival. The terms and provisions set forth in Sections 7, 10, 11, 13 and 15 shall survive the expiration or termination of this Agreement without limitation of time.

(e)Resolution of Disputes; Exclusive Forum, Waiver of Jury Trial. Any dispute, claim, or controversy that directly or indirectly arises out of or relates to this Agreement will be first negotiated in good faith by representatives of each of the Parties, which representatives shall have authority to bind the Party whom they represent. If such negotiations do not result in a mutually-agreeable resolution, either Party may bring a claim against the other Party, provided that such claim will be exclusively venued in the state or federal courts located in the State of Delaware, USA. Each Party hereby consents, agrees, and submits to the exclusive personal jurisdiction of such courts for all suits, actions, or proceedings directly or indirectly arising out of or relating to this Agreement, and waives any and all objections to such courts, including, but not limited to, objections based on improper venue or inconvenient forum. The Parties have agreed that this Agreement and negotiation of any disputes arising from it will be conducted in the English language. Any translations of this Agreement to any other language are for convenience only. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY SUCH DOCUMENTS. THE BUYER AND NUSIL EACH ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

(f)Assignment; Successors and Assigns; Third Party Beneficiaries. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and any purported attempt to do so shall be null and void. Notwithstanding the foregoing, either Party may, without the other Party’s consent, assign or transfer this Agreement to a successor in the event of a merger, sale of equity interests, sale of all or substantially all assets, or other change of control transaction involving such Party; provided, however, that the assignee shall be at least as credit worthy as the assignor. Buyer and NuSil are the sole beneficiaries of this Agreement, and nothing in it shall be interpreted to confer a benefit upon any third party.

(g)Entire Agreement; Conflict. This Agreement, together with the Appendices hereto and any applicable Purchase Orders issued hereunder, sets forth the entire agreement and understanding of the Parties hereto relating to the subject matter hereof and, except as otherwise provided in Section 13 of this Agreement, supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. In the event of conflict between the terms of this Agreement, an Appendix, or any Purchase Order placed pursuant to this Agreement, the provisions of this Agreement shall govern. All specifications, formulae, drawings, illustrations, descriptive matter and particulars contained in NuSil’s catalogs, website and marketing documents (the “Descriptions”) are indicative only, do not form part of this Agreement, and are not representations or warranties of any kind. No discrepancy between the Products and the Descriptions will entitle the Buyer to rescind this Agreement or seek compensation or damages.

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(h)Counterparts; Facsimile Signature. This Agreement may be executed (by electronic means or otherwise) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may also be executed via facsimile or PDF, which shall be deemed an original.

(i)No Waiver; Modification. No course of dealing and no delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies as conferred by this Agreement. No term or provision of this Agreement may be amended, altered, modified, rescinded, supplemented, or terminated except by a writing signed by each of the Parties hereto.

(j)Severability. Any term or provision of this Agreement that is found by a court of competent jurisdiction to be invalid or unenforceable shall be deemed of no effect, and shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement, and the Parties agree to interpret this Agreement such that the invalid or unenforceable term or provision is deemed replaced with a valid and enforceable term or provision that achieves, to the maximum extent possible, the economic, business, and other purposes of such invalid or unenforceable term.

(k)No Partnership. The relationship of the Parties hereto is that of buyer and seller. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Accordingly, neither Party shall be empowered to bind the other Party in any way, to incur any liability or otherwise act on behalf of the other Party. Each Party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers compensation, and all other employment benefits.

(l)No Strict Construction. Each of the Parties hereto acknowledges and agrees that this Agreement has been prepared jointly by the Parties and their respective counsel and that this Agreement shall not be strictly construed against any Party by virtue of the person or entity who may have drafted any specific provision hereof.

(m)Use of Names; Trademarks. Nothing in this Agreement shall be construed as a license for a Party to use the name or trademark of the other Party, without the prior written consent of the other Party.

(n)Titles and Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE IMMEDIATELY FOLLOWS

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IN WITNESS WHEREOF, each of the Parties hereto has caused its duly authorized officer to execute this Supply Agreement as of the Effective Date.

SIENTRA, INC.NUSIL TECHNOLOGY LLC

By /s/ Jeffrey Nugent

Print Name: Jeffrey Nugent

Title: Chairman, Chief Executive Officer

Date: November 5, 2019

By /s/ Corey Walker (Avantor)

Print Name: Corey Walker (Avantor)

Title: EVP

Date: November 7, 2019

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Appendix A

[***]

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Appendix B – MUTUAL CONFIDENTIALITY AGREEMENT

[***]